®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

Inhibitex Completes Enrollment in Phase II Clinical Trial
of FV-100 in Shingles Patients
-Top-Line Data Anticipated in Q4 2010-

ATLANTA, Georgia – October 15, 2010 – Inhibitex, Inc. (Nasdaq: INHX), announced today that it has completed enrollment in a Phase II clinical trial of FV-100 in shingles (herpes zoster) patients. The objectives of the trial are to further evaluate the safety of FV-100 and its potential therapeutic benefit in reducing the severity and duration of shingles-associated pain, the incidence of post herpetic neuralgia (PHN), and the time to heal shingles-related lesions.

The Phase II trial is a well-controlled, double-blind study of 350 shingles patients, aged 50 years and older with shingles-associated pain, who were randomized equally to one of three treatment arms: 200 mg or 400 mg FV-100 administered orally once daily, or 1,000 mg valacyclovir administered orally three times per day. The Company anticipates top-line data from the trial will be available later this quarter.

About Shingles and FV-100

Shingles is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that more than 2.5 million new cases of shingles occur each year, and that one in four adults will suffer from shingles during their lifetime. While shingles can develop in adolescents or adults of any age, it occurs predominantly in individuals 40 years of age and older. Shingles is generally characterized by skin lesions or rash, acute infection-related pain, and in many cases, PHN, which is a painful and often debilitating chronic complication that impacts approximately one out of every five shingles patients. PHN can last for months or possibly years, and has been shown to have a measurable and significant impact on patients’ quality of life and functional status.

Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is significantly more potent against VZV, and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. The Company believes these characteristics, plus a favorable pharmacokinetic profile, support the potential of FV-100 as a highly potent, once-daily oral therapy to reduce the incidence, severity and duration of shingles-related symptoms, including acute pain and PHN.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. In addition to FV-100, the Company’s clinical stage pipeline includes INX-189, a nucleotide polymerase inhibitor in Phase I development for the treatment of chronic infections caused by hepatitis C virus (HCV). The Company also has additional HCV nucleotide polymerase inhibitors in various stages of preclinical development, and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of active staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated time when top-line data will be available from the Company’s ongoing Phase II clinical trial of FV-100 and the potential for FV-100 to be a highly potent, once-daily oral therapy and reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that the Company’s contract research organizations cannot provide top line data from the Phase II trial to the Company in a timely manner; FV-100 not demonstrating sufficient benefit in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as filed with the SEC on August 12, 2010. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com